Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2022, relating to the financial statements of Immunome, Inc. appearing in the Annual Report on Form 10-K of Immunone, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

November 1, 2023